Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS TO
OFFER $210 MILLION CONVERTIBLE SENIOR NOTES

Silver Spring, MD, October 23, 2006:  United Therapeutics Corporation (NASDAQ: UTHR) today announced its intention to offer, subject to market and other conditions, $210 million principal amount of Convertible Senior Notes due 2011 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  In certain circumstances, the notes may be convertible into cash up to the principal amount.  Any conversion value above the principal amount will be convertible into shares of United Therapeutics’ common stock.  The interest rate, conversion price and other terms of the notes will be determined by negotiations between United Therapeutics and the initial purchaser of the notes.  United Therapeutics expects to grant to the initial purchaser a 13-day option to purchase up to $40 million principal amount of additional notes to cover overallotments.

United Therapeutics expects to use approximately $100,000,000 to $125,000,000 of the net proceeds of this offering to repurchase, concurrently with the offering, shares of its common stock in privately-negotiated transactions (or approximately 1,760,000 to 2,200,000 shares based on the closing price of the common stock on October 20, 2006 of $56.78).  This repurchase will be the initial transaction executed pursuant to United Therapeutics’ stock repurchase program authorizing the repurchase of up to 4,000,000 shares of United Therapeutics’ outstanding stock within the next two years.

In addition, United Therapeutics expects to use a portion of the net proceeds of the offering to pay the net cost of the convertible note hedge and warrant transactions that it expects to enter into concurrently with the offering.  These transactions are intended to reduce the potential dilution to United Therapeutics’ common stockholders upon any conversion of the notes.  If the initial purchaser exercises its option to purchase additional notes, United Therapeutics expects to use a portion of the net proceeds from the sale of additional notes to enter into additional convertible note hedge transactions.  United Therapeutics may also enter into additional warrant transactions, which would result in additional proceeds to the company.

All remaining net proceeds, including those from the exercise of the overallotment option, will be used for general corporate purposes.

United Therapeutics has been advised that, in connection with establishing a hedge of the convertible note hedge and warrant transactions, the counterparty to those transactions or its affiliates expects to enter into various derivative transactions with respect to United

Therapeutics’ common stock, or purchase United Therapeutics’ common stock in secondary market transactions prior to or concurrently with the pricing of the notes.  The counterparty may also enter into various derivative transactions with respect to United Therapeutics’ common stock or purchase or sell United Therapeutics’ common stock in secondary market transactions following the pricing of the notes.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities.  Any offers of the securities will be made only by means of a private offering memorandum.  The notes and United Therapeutics’ common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements about expectations and intentions regarding the sale of convertible senior notes, the repurchase of United Therapeutics’ common stock and the execution of certain convertible note hedge and warrant transactions that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These forward-looking statements are subject to risks and uncertainties, such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission, which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of October 23, 2006, and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer, and infectious diseases.